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                            Joint Venture Contract

China Hainan Shenhai Group, China Heinan Yung Tzuo Enterprise Co., China Dalian Green Source Co. And PCC Group Inc. Based on equality and mutual benefits, have decided to establish a joint venture according to International Joint Venture Business Management Law of People's Republic of China. This contracts is made between them.

                      Article 1 Parties of Joint Venture

1.1 China Hainan Shenhai Group (hereafter referred to as Party A), registered corporation in Heinan. Legal address: F.11, No. 73, Haifu Road, Haikou City, Hainan Province, China.
     Legal Representative -
           Name:         Ming-Shan Ding
           Position:     General Manager
           Nationality:  China

1.2 China Hainan Yung Tzuo Enterprise Co. (Hereinafter referred to as Party B), a register corporation in Hainan Province. Legal address: Rm.4502, Jing New Village, Haishao Road, Haikou City, Hainan Province, China.
     Legal Representative -
           Name:         Ray-Jung Lin
           Position:     General Manager
           Nationality:  China

1.3 China Dalian Green Source Corp (hereinafter referred to as Party C) a register corporation in Dalian, China. Legal address: Cheng Pung Industry, Dalian Investment Area.
     Legal Representative -
           Name:         Tian-Quan Sun
           Position:     President
           Nationality:  China

1.4 PCC Group Inc. (hereinafter referred to as Party d) a register corporation in USA with registered no.A415655. Legal address: 640 Puente Street, Brea. California 92621
     Legal Representative -
           Name:         Zheng-Nan Wen
           Position:     President
           Nationality:  USA

                                 Exhibit 10.5
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                   Article II Establishment of Joint Venture

2.1 Each parties according to International Joint Venture Business Management Law of People's Republic of China agree to establish joint venture business corp in Hainan Province, China.

2.2  Chinese name of the Joint Venture:  (Chinese characters appear here)

2.3 English name of the Joint Venture: Hainan Shenhai Energy Resources & Chemical Industry Co., Ltd.

2.4 Legal address of the Joint Venture: Quei Lin Young Economic Technology Development Zone, Hainan Province, China.

2.5 The Joint Venture is a Chinese corporation. All of its activities must comply with the Chinese law, decree and related regulations.

2.6 The Joint Venture is organized as a liability limited company. The Joint Venture parties' responsibility is limited to the amount of each of their investment in the registered capital. Each party will share the profits, losses and risks of the Joint Venture based on the amount of investment each party put in.

2.7 The managing department of the Joint Venture: People's Government Economic Bureau, Hainan, People's Republic of China.

                 Article III Business Purpose, Scope and Scale

3.1 The purpose of the Joint Venture: To establish an international-level business with patented and most advanced equipment based on the aspiration to enhance business cooperation and technical exchange; To utilize recycled resources to manufacture industrial raw materials and products; To obtain satisfactory economic benefits through scientific operation and management.

3.2 Business Scope: Vacuum distillation of old rubbers, deeply process coconut shell and research & develop new products.

3.3 Production Scale: Old rubber material process 6000 tons a year. Coconut shell process 15,000 tons a year.

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              Article VI Total Investment and Registered Capital

4.1     Total Investment of the Joint Venture: 18 millions US dollars.

4.2     Registered Capital: 5.5 millions US dollars, in which:
        2.475 million US dollars come from Party A's investment, 45% of the registered capital;
        0.55 million US dollars come from Party B's investment, 10% of the registered capital;
        0.275 million US dollars come from Party C's investment, 5% of the registered capital;
        2.2 million US dollars come from Party D's investment, 40% of the registered capital;
4.3 The Joint Venture parties will put in their investment in the following forms:

        Party A    Property & cash
        Party B    0.55 millions US dollars in cash
        Party C    0.275 millions US dollars in cash
        Party D    Patented technology and cash in US dollars. (In which: the patented technology is 1.375 million US dollars and cash is 0.825 million US dollars.)

4.4 Payment for registered capital of the Joint Venture: Four parties shall pay off their investment in installments within 120 days starting on the day the corporation is issued. After each party has paid off its investment, a certificate of investment will be issued by a Chinese CPA after the inspection as acknowledge for the receipt of the investment. If the investment is overdue and unpaid, the unpaid party will be charged 5% of the unpaid amount each month as late payment interest to the party who keeps its words. If any loss occurs due to one party's delinquency in payment, the delinquent party shall be responsible for the loss.

4.5 The Joint Venture will apply for bank loan to make up the difference between the total investment and registered capital. The interest of the loan will be accounted for as the cost. The risk of bank loan will shared by all Parties as invest ratio.

4.6 Approval from the other Joint Venture party and the original evaluation is required if one Joint Venture wishes to transfer all or part of its investment to a third party. Also, any change in the investment shall be registered with the Business Administration Bureau.

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4.7     When one Joint Venture party wishes to transfer all or part of its investment, the other Joint Venture party has the purchase priority.

4.8 During the period of Joint Venture, the Joint Venture can not reduce the total registered capital. Any increase in the registered capital or change in investment proportion must be resolved in the Board of Directors, and shall be filed with the original evaluation agency for approval. The change shall also be registered at the original registration agency.

4.9 China Hainan Shenhai Group is responsible for all the necessary cost to establish the Joint Venture Company, and all the other parties agree that this cost is shared by the Joint Venture Company.


             Article V Reponsibility of Each Joint Venture Parties

5.1 Both Joint Venture parties shall do their best to effectively and economically accomplish the business principle and goal of the company.

5.2     Party A is obligated to complete the followings:
        5.2.1 To obtain approval for the establishment of the Joint Venture from the related Chinese government agency; to obtain and receive certificate and to register and receive business license and etc;
        5.2.2  To pay its share of investment according to the contract;
        5.2.3 To take care of all formalities for requisition of land in the Development Zone for the Joint Venture;
        5.2.4 To coordinate the designing and construction of the workshop and othe facilities in the Joint Venture;
        5.2.5 To assist the Joint Venture in the implementation of water, electricity, transportation, communication and other fundamental facilities;
        5.2.6 To assist the Joint Venture in the recruitment of management staff, technical staff, workers and other staff;
        5.2.7 To assist the Joint Venture to purchase processing equipment, materials, appliances, transportation tools, communication equipment and etc. In China;
        5.2.8 To assist the Joint Venture to take care of custom formalities for the equipment, raw materials imported, and take care some of the formalities for the products exported;
        5.2.9 To assist foreign workers to take care of visa, work, living and travel procedures;
        5.2.10 To assist the Joint Venture to take care of related loan, insurance and etc;
        5.2.11 Responsible for domestic sales of all diesel oil, natural gas, old steel wire products;

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     5.2.12    To assist the Joint Venture to apply for tax reduction and exemption and other favorable treatment based on related law in China;
     5.2.13    To take care of other matters entrusted by the Joint Venture.

5.3  Party B obligated to complete the following:
     5.3.1     To pay its share of investment according to the contract;
     5.3.2     To take care of other matters entrusted by the Joint Venture

5.4  Party C obligated to complete the following:
     5.4.1     To pay its share of investment according to the contract;
     5.4.2 To provide the Joint Venture with related international market product information for the products manufactured by the Joint Venture;
     5.4.3     To take care of other matters entrusted by the Joint Venture.

5.5  Party D obligated to complete the following;
     5.5.1     To pay its share of investment according to the contract;
     5.5.2 Responsible for the quotation inquiry of the equipment's, cars and accessories needed to be imported, and to order the selected products and take care of related formalities for their shipment to Haikou Port.
     5.5.3 Responsible for import old rubber material to port Haikou, if the material is insufficient in domestic market and after the Joint Venture Company apply the temporary import permission from the Environment Control Department.
     5.5.4 Responsible for the sales of charcoal products in International market, if the domestic market has sales difficulty.
     5.5.5 To provide the Joint Venture with related international market product information for the products manufactured by the Joint Venture;
     5.5.6 responsible for the purchase of other imported materials required by the Joint Venture;
     5.5.7     To take care of other matters entrusted by the Joint Venture.
     5.5.8 To ensure the completeness, reliability and suitability of the vacuum distillation technology, technical procedures, equipment design, testing and inspection provided to the Joint Venture. To ensure stable production, product quality and designed capability of the equipment.
     5.5.9 To guarantee to provide the Joint Venture with processing technology, design, manufacture and packaging technology and its related information. To provide the Joint Venture with related information and technical information, and improvement of the technology and deep processing technology for free;
     5.5.10 To guarantee the technician and production workers of the Joint Venture will master the related technology during the training period according to the training contract. The technical training fee and etc. Expenses will be responsible by Party C;
     5.5.11 Responsible for providing the necessary equipment installation, tuning and trial production technical staff and technical inspection staff.

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            Article VI Board of Directors & Management Organization

6.1 The Board of Directors is established on the date the approval certificate of the Joint Venture is issued.

6.2 The Board of Directors is constituted by 7 directors in which 3 directors are appointed by Party A and 1 director is appointed by Party B, 1 director is appointed by Party C; 2 directors are appointed by Party D. One president is appointed by Party A and one vice president is appointed by Party
D. The term of the president is 4 years, can be re-appointed if agreed by the appointing party. During the appointment, If not qualified replacement is required for some reason, a written notice shall be sent to the other Joint Venture party one month in advance. However, the appointing party has the replacement power.

6.3 The Board of Directors has the highest authority in the Joint Venture. It is the decision maker for all important matters in the Joint Venture.

        I      Amendment of the corporation articles;
        II     Extension, termination, dissolution of the Joint Venture;
        III    Increase and/or transfer of the registered capital;
        IV     Merge with other business organization;
Other matters shall be passed by 2/3 o the attending directors in the Board of Directors' Meeting (including directors from all parties). Any resolution conveyed through written documentation shall be passed and signed by all directors. The efficacy of the written resolutions the same as unanimous resolution by the directors in the Board of Directors' Meeting.

6.4 The president is the legal representative of the Joint Venture. If the president can not carry out his duty for some reason, he can authorize the vice president or other director to act on his behalf.

6.5 The Board of Directors' Meeting shall be held at least once an year. The meeting will be convened and directed by the President. If motioned by 1/3 of the directors, the President can convince a temporary Board of Directors' Meeting. The minutes of meeting shall be kept in file until the expiration of the Joint Venture.

6.6     The president and vice president each has only one vote.

6.7 The Joint Venture implements general manager responsibility system under the leadership of the Board of Directors. The managing organization has one general manager, and two deputy general managers. The first general manager is recommended by Party B, and two deputy general managers are recommended by Party
A. There are also one chief engineer, chief economist, and chief accountant, and they are recommended by both parties after negotiation. The general manager, deputy general managers and other senior

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officers must be appointed by the Board of Directors. Their term is four years.
They can be re-appointed by the Board of Directors.

6.8 The duties of the general manager are to execute all resolutions of the Board of Directors, to organize and direct daily management operation of the Joint Venture. The deputy general managers shall assist the general manager.

6.9 If the general manager, deputy general managers or other senior officers have engaged in any malpractice or have seriously neglected their duty, they can be discharged and replaced at any time with the resolution in the Board of Directors' Meeting.

                     Article VII Preparation Construction

7.1     The Joint Venture take full responsible for preparation construction.

7.2 The preparation center is specifically responsible for examining the construction design, signing construction contract, organizing pertinent equipment setup and processing, purchasing related materials and its inspection upon delivery, formulating construction schedule, and safekeeping and organizing the documents, pictures, files, and information during construction.

7.3 Prepare the name list, salary and expenses of the staff in the preparation center, and enter the expenditures into the budget. However, these expenditures shall be examined and approved by the Board of Directors.

7.4 The Joint Venture starts operation after the Board of Directors is established. The completion of preparation and construction transfer to the Joint Venture Company after approved by the Board of Directors.

7.5 The equipment and materials necessary for the Joint Venture Company should be purchased in domestic if it's in same condition and price as international market.

7.6 When entrusted by Joint Venture to purchase equipment from international market, other parties should be invited to involve the process.

7.7 Party A,B,C and D designates technicians to form a technical group under the instruction of the Board of Directors to review, test, examine, acceptance material and imported equipment.

7.8 The products of the Joint Venture will be sold in the domestic and overseas markets. Party A will be responsible for selling the diesel oil, natural gas and old materials in the domestic market, and party B will be responsible for

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selling the charcoal in the overseas market. The price for the products sold in domestic and overseas markets will be determined by the general manager based on better price has priority.


                         Article VIII Labor Management

8.1 The Joint Venture Company staff's recruit, dismiss, salary insurance, benefit should be according to "International Joint Venture Business Management Law of People's Republic of China" and the Board of Directors compiled policy, sign a work contract between Joint Venture Company and it's staff and report it to local government's labor department.

8.2 A,B,C and D four parties recommended high level management personnel's salary, insurance, benefit, travel expense should be approved by the Board of Directors.


     Article IX Profit Distribution and Sharing of Responsibility for Loss

9.1 The Joint Venture shall pay income tax for its total profit to China Hainan Economic Zone. It will also withdraw 10% of the "three funds" and loan payment from the profit after tax. All the parties have negotiated and decided to return the loan principle and depreciation in five years. The withdrawal ratio of the other two funds can be adjusted by the Board of directors under the premise of return the loan principle and depreciation in five years. Then, the remaining profit will be shared by all Joint Venture parties once a year according to their investment ratio in the registered capital.

9.2 The profit can not be distributed before making up for the loss of the Joint Venture in the previous year. The undistributed before making up for the loss of the Joint Venture in the previous year. The undistributed profit from the previous year can be distributed along with the current year profit.

9.3 The profit of the Joint Venture, with approval of the Board of Directors and evaluation agency, does not have to be distributed. It can be added to the capital investment to expand the production.

9.4 If the Joint Venture encounters loss, both Joint Venture parties shall bear the loss according their share in the registered capital, and each of their liability is limited to the amount of their investment.

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                     Article X Tax, Finance and Auditing]

10.1 The Join Venture and its employees shall pay the required taxes according to the related regulations of People's Republic of China.

10.2 All foreign exchange related matters of the Joint Venture shall be executed according to Foreign Exchange Provisional Regulations of People's Republic of China and its related management regulations. If the condition changes and the foreign exchange appears to be unbalanced, the foreign exchange loan shall be paid in priority according to the proportion. If the profit distributed for the payment of the foreign exchange loan is insufficient, it shall be made up in the subsequent year until it is paid off.

10.3 The Joint Venture shall set up an accounting system based on Foreign Investment Business Accounting System of People's Republic of China.

10.4 The accounting year of the Joint Venture starts on October 1 and ends on September 30, next year. All vouchers, receipts, reports, account books shall be written in Chinese.

10.5 The Joint Venture shall hire a CPA registered in China to investigate and audit the accounts, and the results shall be reported to the Board of Directors and the general manager. Both Joint Venture parties have the right to inspect the accounts of the Joint Venture, and the inspecting party is responsible for the expenses incurred.

                             Article XI Insurance

10.6 The general manager shall formulate a balance sheet, income statement and profit distribution plan for the previous accounting year within the first three months of each accounting year, and shall present these reports to the Board of directors for examination and resolution.

11.1 All insurance of the Joint Venture shall be purchased from insurance companies in China.

11.2 Insurance category value, and insured period will be determined by he Board of Directors according to the regulations of the Chinese insurance company.

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                       Article XII Term of Joint Venture

12.1 The term of the Joint Venture is 12 years starting on the date the corporation license of the Joint Venture is issued.

12.2 If motioned by one party and unanimously passed in the Board of Directors' Meeting, an application for extension can be filed with the original evaluation agency six months before the Joint Venture contract expires.

            Article XIII Amendment and Cancellation of the Contract

13.1 The amendment of this contract and the appendix must be signed by both Joint Venture parties, and shall be reported to the original evaluation agency in order to become effective.

13.2 If one party is not able to fulfil the obligations stipulated in the contract and corporation articles, or has seriously violated the stipulations in the contract and corporation articles, and has impeded the Joint Venture from operating normally or has caused the Joint Venture to be unable to accomplish the goal of the Joint Venture, the party in violation is treated as terminating the contract by itself. The other party does not only has the right to claim indemnity from the party in violation, but also has right to file and application for termination of contract through legal proceedings with the original evaluation agency. If both parties agree to continue the business operation, the party in violation must first pay for the business loss of the Joint Venture.

13.3 If any party is not able to fulfill the contract, or has seriously violated the stipulations in the contract and corporation articles, and has impeded the Joint Venture from operating normally or has caused the Joint Venture to be unable to accomplish the goal of the Joint Venture, the party in violation is treated as terminating the contract by itself. The other party does not only has the right to claim indemnity from the party in violation, but also has right to file and application for termination of contract through legal proceedings with the original evaluation agency. If each parties agree to continued business, the party in violation must first pay for the loss of the Joint Venture.

13.4    The Joint Venture is dissolved under the following circumstances.
        13.4.1  Upon expiration of the Joint Venture;
        13.4.2 When the Joint Venture encounters serious loss and can not continue its operation;
        13.4.3 When one Joint Venture party violates the contract and causes the company to be unable to continue its operation;
        13.4.4  Due to natural disasters, wars and other force mature;

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

13.5 When the Joint Venture announces dissolution, the Board of Directors shall determine the liquidation procedures, principles, and candidates of the liquidation committee, and shall report the decision to the managing department for examination and supervision.

13.6 After the liquidation works of the Joint Venture are completed, the liquidation committee shall furnish a liquidation report and shall present it in the Board of Directors' Meeting for approval. It shall also be filed with the original evaluation agency. The dissolution of the Joint Venture shall be registered with the original registering Business Administration Bureau and the business license shall be returned to be canceled,

13.7 The properties remaining after the liquidation shall be distributed to the Joint Venture parties on their share of investment in the registered capital. After distribution, one party has the priority to purchase the assets distributed to the other party.

13.8 When the Joint Venture dissolves, the net assets and the appreciation of the registered capital are treated as profit and income tax shall be paid according to the law.

13.9 After the Joint Venture dissolves, all account books and documentation shall be kept by Party A.


             Article XIV Responsibility for Breaching of Contract

14.1 If this contract or its appendix is not able to be carried out partially or completely due to one party's negligence, the negligent party shall bear the responsibility for breaching the contract. If this contract can not be carried out attributable to all parties' faults, all Joint Venture parties are accountable to their respective responsibilities.

14.2 If any party in the Joint Venture is not comply with the article IV of this contract to pay the capital in time, for each delayed month, the delayed party should pay 5% of its capital amount as penalty fine to other parties. If delayed over three months, the other parties has right to suspend this contract and ask for compensation.

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                       Article XV Settlement of Disputes

15.1 All disputes related to or arisen from the execution of this contract shall be negotiated and amicably resolved by both parties. If the dispute can not be resolved through negotiation, it shall be presented to China International Economics and Trade Arbitration Council. The dispute will be arbitrated by the Council through arbitration procedures of the Council. The ruling of the arbitration is final and binding to all three parties.

15.2 During the arbitration proceedings, the Joint Venture parties shall continue to carry out the stipulations in the contract and corporation articles.

                     Article XVI Applicable Law & Language

16.1 The formulation, efficacy, interpretation, implementation of this contract agreement and the resolution of disputes are all under the jurisdiction of the law of People's Republic of China.

16.2 This contract shall be written in Chinese. It is made eight originals and eight copies.

                  Article XVII Efficacy of Contract and Others

17.1 The appendix of this contract; after signed by both parties, is a constituent of this contract. The supplementary articles signed by both parties are a constituent of this contract. They have the same efficacy as the contract after approved by the original evaluation agency.

17.2 This contract and its appendix must be reported to the related department for approval. It becomes effective on the date the approval certificate is issued.

17.3 When both parties issue notice, for any matter relating to the authority, obligation of both parties, a written notice shall be issued immediately afterwards. The legal addresses listed in Article I are the mailing addresses of both parties. If there is any change in the address, the Party shall inform the Board of Directors within thirty days. Otherwise, the Party shall be responsible for any error its negligence incurred.

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17.4    This contract is signed by the authorized representatives of the Joint
Venture parties on March 6, 1996 at Haikou City, Hainan, China


Party A                             China Hainan Shenhai Group Corp.
Authorized Representative:

Party B                             China Yung Tzuo Enterprise Corp.
Authorized Representative:

Party C                             China Dalian Hsing Yuan Chemical Corp.
Authorized Representative

Party D                             PCC Group Inc.
Authorized Representative:          Zheng-Nan Wen


                                    [NOTARY SEAL APPEARS HERE]


STATE OF CALIFORNIA      )
County of Los Angeles    )
          ---------------
                                                      [NOTARY SEAL APPEARS HERE]


On 12-17-96, before me, the undersigned notary public, personally appeared _____
   --------
TINA WEN___________________
--------------------------------------------------------------------------------

 X  personally known to me -OR-   ____ Proved to me on the basis of satisfactory
---
                                       evidence to be the person(s) whose
                                       name(s) is/are subscribed to the within
                                       instrument and acknowledged to me that
                                       he/she/they executed the same in
                                       his/her/their authorized capacity(ies),
                                       and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                       WITNESS my hand and official seal.

                                       /s/ David Kuan
                                       -------------------------------------
                                       Signature of Notary